Exhibit 99.2

Comparison of the Years Ended December 31, 2023 and 2024

The following table presents OSR Holdings’ statements of operations for the years ended December 31, 2023 and 2024, and the Korean won (KRW) and percentage change between the two years:

	Year Ended December 31, (Korean won in thousands)
	2023	2024	Change $	Change %
Net Sales:	4,453,551	4,815,262	361,711	8%
Cost of Sales	3,278,703	3,708,753	430,050	13%
Gross Profit	1,174,848	1,106,510	(68,338)	-6%
Expenses:
Selling, general and administrative expenses	(15,955,519)	(17,054,432)	(1,098,914)	7%
Operating loss	(14,780,671)	(15,947,923)	(1,167,252)	8%
Other income (expense)	(956,445)	(273,453)	682,992	-71%
Profit (loss) before income taxes	(15,737,116)	(16,221,375)	(484,259)	3%

Net Sales

Net sales increased by KRW 362 million, or 8%, reflecting an increase in net sales for RMC, due primarily to expansion its of sales product portfolio. Although sales increased in the twelve-month period, with the termination of RMC’s contract with Penumbra, OSR Holdings expects revenue to decrease in 2025 and possibly longer until RMC can replace the sales of Penumbra’s products by increasing other sales or securing additional products from other manufacturers.

Cost of Sales

Cost of sales increased by KRW 430 million, or 13%, mainly due to the increase in import volumes for RMC, which purchases products from global manufacturers for domestic distribution (hence the increase in cost of sales).

Gross Profit

Gross profit decreased by approximately KRW 70 million, or 6%. Gross margin percentage decreased from 26.4% to 23.0%, primarily due to KRW depreciation that led to higher costs of imported goods for RMC. In the meantime, the Health Insurance Review and Assessment Service of Korea (“HIRA”) will officially increase the reimbursement amount by 2% from April 1, 2025. This is expected to partially offset the impact of unfavorable KRW exchange rates.

Selling, General and Administrative Expenses

OSR Holding’s SG&A expenses in 2024 consisted mainly of personnel-related expenses, including salaries, benefits, bonus, and travel. Other SG&A expenses included amortization of intangible assets, research and development expenses, professional services fees, such as legal, audit, investor relations and press releases, non-income taxes, insurance costs, and employee recruiting and training costs. SG&A expenses increased by 7% in 2024, primarily from the amortization of acquired patents, which increased by KRW 983 million, or 8%, due to increased amortization of Darnatein patents, with deemed acquisition date of March 31,2023, and commissions and professional fees which increased by KRW 855 million, or 116%, due to costs related to business combination activities.

Research and Development (R&D) Expenses

OSR Holding’s R&D expenses consisted primarily of development costs associated with our product candidates in pre-clinical and clinical trials, and related costs of salaries and contractors. R&D costs are expensed as incurred. R&D expenses for 2023 and 2024 were KRW 324 million and KRW 220 million, respectively, incurred by our subsidiaries. OSR Holdings expects to incur and report R&D related expenses mainly from its subsidiaries actively engaged in R&D at an estimated amount of $2.5 million to $3.0 million per quarter beginning from 2025, which could potentially increase to $5.0 million to $6.0 million per quarter.

Other Income (Expense)

Interest income increased from KRW 23 million in 2023 to KRW 29 million in 2024, an increase of 29%. Interest expense decreased by KRW 384 million, or 85%, from KRW 454 million in 2023 to KRW 70 million in 2024, despite an increase in short-term and long-term financial liabilities by KRW 2,145 million and KRW 271 million, respectively, in 2024. This was due to the conversion of approximately KRW 5 billion in convertible bonds, issued at an interest rate of 9% in the second half of 2023, into common shares. Other income (gains on foreign currency exchange and foreign currency translation) decreased by KRW 25 million, from KRW 161 million to KRW 135 million, primarily. Other expenses decreased by KRW 318 million, from KRW 685 million to KRW 368 million.

Loss Before Income Taxes

Loss before income taxes for the year ended December 31, 2024 increased by KRW 484 million, or 3.1%, from a loss of KRW 15.7 billion in 2023 to KRW 16.2 billion in 2024, reflecting higher SG&A expenses, and, to a lesser extent, reduced gross profits from operations.

Comparison of the Years Ended December 31, 2022 and 2023

The following table presents OSR Holdings’ statements of operations for the years ended December 31, 2022 and 2023, and the Korean won (KRW) and percentage change between the two years:

	Year Ended December 31, (Korean won in thousands)
	2022	2023	Change $	Change %
Net Sales:	8,758	4,453,551	4,444,793	50,751%
Cost of Sales	—	3,278,703	3,278,703
Gross Profit	8,758	1,174,848	1,166,090	13,315%
Expenses:
Selling, general and administrative expenses	(1,339,669)	(15,955,519)	(14,615,850)	1,091%
Operating loss	(1,330,911)	(14,780,671)	(13,449,760)	1,011%
Other income (expense)	2,119,106	(956,445)	(3,075,551)	-145%
Profit (loss) before income taxes	788,196	(15,737,116)	(16,525,312)	-2,097%

Net Sales

Net sales was KRW 4.5 billion, consisting of sales of medical devices by OSR Holdings’s RMC subsidiary in South Korea, which was acquired by OSR Holdings in late December 2022. OSR Holdings had non-operating income in 2022 from a one-time gain on the disposition of certain financial assets, as described below.

Cost of Sales

Cost of sales was KRW 3.3 billion in 2023, consisting of costs of medical devices purchased (for resale) by OSR Holdings’s RMC subsidiary in South Korea.

Gross Profit

Gross profit was KRW 1.2 billion in 2023 from the sales of medical devices by OSR Holdings’s RMC subsidiary in South Korea.

Selling, General and Administrative Expenses

SG&A expenses consist of personnel-related expenses, including salaries, benefits, bonus, and travel. Other SG&A expenses include amortization of intangible assets, research and development expenses, professional services fees, such as legal, audit, and investor/press relations, research and development expenses, non-income taxes, insurance costs, cost of outside consultants and employee recruiting and training costs. SG&A expenses increased 1,091% in 2023, primarily as a result of the amortization of acquired patents (84%) and consolidation of expenses acquired by subsidiaries (16%) which were not reflected in 2022 financial results. Moreover, OSR Holdings expects to incur additional expenses associated with operating as a public company, including legal, accounting, insurance, exchange listing and SEC compliance and investor relations. OSR Holdings expects quarterly selling, general and administrative expenses, excluding stock compensation expense, to increase to an average of approximately $1.5 million per quarter through the end of 2025.

Research and Development (R&D) Expenses

R&D expenses consist primarily of costs incurred for research activities, including the development of product candidates, pre-clinical and clinical trials and related costs of salaries and contractors. R&D costs are expensed as incurred. OSR Holdings R&D expenses for 2022 and 2023 were KRW 244 million and KRW 324 million, which came from the fully consolidated subsidiaries. OSR Holdings expects to incur and report R&D related expenses mainly from its subsidiaries and affiliates actively engaged in R&D at an estimated amount of $2.5 million to $3.0 million per quarter beginning in 2025.

Other Income (Expense)

Interest income increased from KRW 3 million in 2022 to KRW 23 million in 2023, an increase of 704%. Interest expense increased by KRW 437 million, or 2,570%, from KRW 17 million to KRW 454 million. Other income decreased by KRW 2.2 billion, from KRW 2.3 billion to KRW 160 million, primarily due to a one-time gain from the disposal of financial assets of KRW 2.3 billion. Other expenses increased by KRW 481 million, from KRW 205 million to KRW 685 million.

Loss Before Income Taxes

Loss before income taxes for the Year increased 2,097% from a profit of KRW 788 million in 2022 to a loss of KRW 15.7B in 2023, primarily (88%) due to the increase in SG&A expenses, offset in part (-7%) by the gross profit from OSR Holdings’s RMC subsidiary.

Liquidity and Capital Resources

From inception through December 31, 2024, OSR Holdings has incurred significant operating losses and negative cash flows from its operations. OSR Holdings’ operating losses were KRW 14.8 billion and KRW 15.9 billion for the years ended December 31, 2023 and December 31, 2024, respectively, and KRW 1.3 billion and KRW 14.8 billion for the years ended December 31, 2022 and 2023, respectively. As of December 31, 2024, OSR Holdings had an accumulated deficit of KRW 28.18 billion. OSR Holdings has funded its operations primarily through the issuance of common shares and convertible bonds as well as from bank loans, loans from affiliates and, to a lesser extent, from RMC product revenue. OSR Holdings on a consolidated basis has raised a cumulative KRW 78.8 billion approximately in gross proceeds through the issuances of common stock and convertible bonds. OSR Holdings had KRW 502.1 million in cash and cash equivalents at December 31, 2024, which consisted primarily of bank deposits. OSR Holdings has incurred significant expenses in connection with the business combination and the Form S-4, which, together with other expenses, has reduced its available funds for operations, resulting in the need for immediate capital raising, resulting in an October 2024 loan from BLAC for the amount of $300,000 to pay outstanding expenses.

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